11




22753
                CHANGE OF CONTROL SEVERANCE PLAN
              FOR SALARY BAND LEVELS 25 AND ABOVE


          WHEREAS, the Board of Directors (the "Board") of Frontier Corporation (the "Company") recognizes that the possibility of a Change of Control (as hereinafter defined) exists and that the threat, or the occurrence, of a Change of Control can result in significant distraction of its personnel because of the uncertainties inherent in such a situation;

          WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its shareholders to retain the services of certain employees (other than those with change of control or employment agreements) in the event of a threat, or occurrence, of a Change of Control and to ensure the employees' continued dedication and efforts in such event without undue concern for their personal financial and employment security; and

          WHEREAS, in order to induce the employees to remain in the employ of the Company or any Employer (as hereinafter defined), particularly in the event of a threat, or the occurrence, of a Change of Control, the Company desires to establish this Change of Control Severance Plan for Salary Band Levels 25 and Above (the "Plan") to provide eligible employees with certain benefits in the event of certain terminations of their employment within two years following a Change of Control.

          NOW, THEREFORE, the Company does hereby establish the Plan in accordance with the following terms:

          1. Term of Plan. This Plan shall become effective on the Effective Date and remain in effect until the second anniversary of a Change of Control; provided, however, that the Company shall in all events remain liable to provide any amounts or benefits to which a Participant became entitled hereunder prior to such anniversary.

          2. Eligible Employees. This Plan shall apply to all full- and part-time regular employees in salary bands 25 through 41, 25S through 33S, SA, SB, SC and SD, or any salary category applicable to a Participant that replaces or supersedes these salary bands, and who are employed by the Company immediately prior to a Change of Control.

               However, this Plan does not cover:
                    -    employees covered by a collective
                    bargaining agreement
               -    temporary employees
               -    leased employees
               -    interns
               -    inactive employees

Employees covered by individual employment contracts and/or employees of international business units shall participate in this Plan only insofar as the benefits received under such individual employment agreement or non-US severance program are in the aggregate less than the benefits provided for under this Plan. In such case, benefits received shall be limited to the greater of benefits under this Plan or those received under such participant's individual employment agreement or non-US severance program.

          3. Definitions. For purposes of this Plan, the following definitions shall apply:

               "Base Salary" shall mean the higher of the Participant's annual base salary on either the Effective Date or the Termination Date.

               "Cause" shall mean the termination of a
Participant due to:

               (i)       the failure of the Participant to
          perform substantially the Participant's duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after written notice of nonperformance is provided to or a demand for substantial performance is made upon the Participant by an officer of the Employer or the Participant's superior or the engaging by a Participant in insubordinate or disloyal conduct with respect to the Employer;

               (ii) the willful engaging by a Participant in any misconduct which is demonstrably injurious to the Company or any Employer; or

               (iii) a material violation by the Participant of any written policies of the Company or any Employer with regards to performance, conduct on the job or integrity which violation is reasonably determined to justify a termination of employment for Cause in accordance with the Company's past practice.

               "Change of Control" shall mean any of the following events:

               (i) The consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of the Company's common voting equity are to be converted into cash, securities or other property, other than any such merger or consolidation in which the shareholders of the Company prior to such merger or consolidation own at least 65% of the voting equity of the successor entity following such merger or consolidation. For the purposes of this Plan, a consolidation or merger with a corporation which was a wholly-owned direct or indirect subsidiary of the Company immediately before the consolidation or merger is not a Change of Control; or

               (ii) The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company's assets, other than a sale or exchange in which the acquiring party is an affiliate of the Company in which at least 65% of the shares are held (directly or indirectly) by the shareholders of the Company; or

               (iii) The approval by the Company's shareholders of any plan or proposal for the liquidation or dissolution of the Company; or

               (iv) Any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, a direct or indirect wholly-owned subsidiary of the Company or any other company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company's common voting equity), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Company's (or a successor's) then outstanding common, voting equity; or

               (v) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect, or who has threatened to effect, a transaction described in subparagraphs (i)-(iv)) whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Incumbent Board"), cease for any reason to constitute a majority of the Board.

          "COBRA" shall mean the Consolidated Omnibus
Reconciliation Act of 1985, as amended.

          "Disability" shall mean the Participant's absence from the full-time performance of the Participant's duties (as they existed immediately prior to such absence) for a period of time longer than 180 days within a 365-day rolling calendar, when the Participant is disabled as a result of incapacity due to physical or mental illness or serious injury.

          "Effective Date" shall mean the date on which a Change of Control occurs, including the date on which the merger contemplated in the Merger Agreement is completed.

          "Employer" shall mean the Company, or any parent, subsidiary, or affiliate of the Company (as defined pursuant to sections 414(b) or 414(c) of the Internal Revenue Code, as amended) or successor thereto, for which a Participant performs services or is employed thereby, as applicable to each Participant.

          "Good Reason" shall mean the occurrence after a Change of Control of any of the following events or conditions which is not done with the Participant's written consent or other acquiescence or is not cured within thirty (30) days after the Company receives written notice from the Participant setting forth in reasonable detail the basis for the Participant's claim of Good Reason:

               (i)  any reduction in the Participant's Base
          Salary from the Base Salary in effect immediately prior to the Change of Control;

               (ii) any significant diminution in the
          Participant's titles, duties or responsibilities from those he or she held immediately prior to the Effective
          Date; and

               (iii) the Participant is required to be based at a location more than 50 miles from the location where the Participant was based and performed services immediately prior to the Effective Date or any substantial increase in the Participant's business related travel over the level of travel required of such Participant immediately prior to the Effective Date.

          "Merger Agreement" shall mean the agreement of merger between Frontier Corporation and Global Crossing Ltd. dated
March 16, 1999.

          "Participant" shall mean an eligible employee under
Section 2 of this Plan.

          "Retirement" shall mean a termination of employment by the Participant pursuant to late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan.

          "Severance Period" shall mean the number of months a Participant is entitled to receive severance payments pursuant to
Section 4(a) of this Plan.

          "Termination Date" shall mean in the case of the Participant's death, his or her date of death, or in all other cases, the date specified in any notice of termination.

          4. Benefits Upon Termination. Subject to the limitations set forth in succeeding paragraphs, a Participant who, within two years following a Change of Control, terminates employment from the Employer due to a reason other than Cause, or terminates employment for Good Reason (both as defined herein), shall be entitled to the following benefits:

          (a) Severance. The Participant shall receive, based on his or her respective Salary Band Level or equivalent, cash severance payments, payable in installments pursuant to the normal payroll practices of the Company, equal to the following:

               (i) Salary Band Levels 25 through 28, 25S through 28S, SA and SB. One month of Base Salary for each full or partial calendar year of service with the Company, with a minimum payment of six (6) months Base Salary.

               (ii) Salary Band Levels 29 through 30, 29S, 30S, SC and SD. One month of Base Salary for each full or partial calendar year of service with the Company, with a minimum payment of twelve (12) months Base Salary.

               (iii)     Salary Band Levels 31 and above. Two
          months of Base Salary for each full or partial calendar year of service with the Company, with a minimum payment of twelve (12) months Base Salary.

          In no event shall any Participant be entitled to receive more than 24 months of Base Salary.

          (b) Additional Payments. In addition to the severance payment in (a), above, a Participant shall receive additional payments, also payable in installments pursuant to the normal payroll practices of the Company, equal to the following:

               (i)       any accrued but unpaid Base Salary
          through the Termination Date, any unpaid bonus attributable to the prior year, and any unpaid due and owing commissions;

               (ii)      a pro rata portion, if any, of the
          annual bonus at the standard level that would be payable pursuant to the annual incentive plan in which the Participant participates (calculated through the Termination Date);

               (iii) for commissioned sales employees, an amount equal to the Participant's average monthly sales commission for the immediately preceding six months multiplied by the number of months constituting the Participant's Severance Period;

               (iv)      an amount, if any, equal to any accrued
          paid time off in full satisfaction of the Participant's rights thereto.

          (c) Welfare Benefits. The Company and the Participant shall continue to make such contributions as were required to be paid by the Company and the Participant immediately prior to the Termination Date for, and the Participant shall continue to receive, medical, dental, and vision benefits for the Participant and the Participant's eligible dependents on the same basis as in effect prior to the Change of Control or the Participant's Termination Date, whichever is deemed to provide for more substantial benefits, for a period equal to the number of months constituting the Severance Period; thereafter, the Participant may continue to be covered under the plans of the Employer providing such benefits at the Participant's expense at the applicable COBRA rate for the duration of the COBRA period which begins to run as of the Termination Date of the Participant; provided, however, in the event that the Participant commences comparable benefit coverage with a subsequent employer during the Severance Period, such Employer benefit coverage shall cease. If a Participant does not have medical, dental or vision coverage through the Employer immediately preceding the Termination Date, this paragraph shall not be construed as giving the Participant any additional rights with respect to these benefits.

          (d) Outplacement. If the Participant chooses to receive the Company's outplacement services, the Company shall provide such outplacement services, so long as such services do not exceed 10% of the Participant's Base Salary.

          (e) Withholding. Payments and benefits provided pursuant to this Section 4 shall be subject to any applicable payroll and other taxes required to be withheld.

          (f) No Mitigation. The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment, other than is set forth in Section 4(c).

          (g) Offset for Other Severance. In the event that the Participant is eligible for severance under any other plan or agreement of the Company or any Employer, then any cash severance amounts payable pursuant to this Plan shall be reduced by the amount of any cash severance payments payable under such other plan or agreement. Additionally, any award or settlement received in any successful claim against the Company shall be offset by severance payments received under this Plan.

          5.   Limitations on Benefits.

               (a) No benefits shall be paid to a Participant who voluntarily terminates employment without Good Reason or who terminates employment through death.

               (b) No benefits shall be paid to an employee whose employment is terminated for Cause.

               (c) A Participant will not receive benefits under this Plan in the event that the business unit for which the Participant provides services is sold, spunoff, merged or otherwise disposed to a third party and the Participant is offered employment by the successor entity. Nothing in this subparagraph is deemed to limit the Participant's ability to invoke Good Reason with respect to the employment opportunity offered through the successor entity.

               (d) No benefits shall be paid to a Participant whose employment terminates by reason of Retirement, unless such Retirement is associated with an event giving rise to severance benefits under this Plan.

               (e) A Participant will not receive benefits under this Plan in the event the Participant's employment is terminated due to a 365-day absence from work following the Participant's Disability Date; provided, however, such termination from work shall be effected pursuant to the provisions of the Company's Long-Term Disability Program.

          6. Notices. Termination by the Employer of the Participant's employment for any reason shall be made by delivery to the Participant of a written notice specifying the basis for such termination ("Notice of Termination"). For the purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective address last given by each party to the other, provided that all notices to the Employer shall be directed to the attention of the General Counsel with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

          7. Amendment and Termination. This Plan may not be amended or terminated during the period commencing on the date of a Change of Control and ending on the second anniversary of the Change of Control; provided, however, that no amendment or termination after May 15, 1999 of this Plan may alter or curtail the entitlements of a Participant accrued under the terms of this Plan by virtue of a termination of the Participant's employment prior to such amendment or termination and the Company shall continue to provide the benefits or payments to which a Participant had become entitled hereunder prior to the termination or amendment of this Plan.

          8. Non-exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company, its parent, subsidiaries, affiliates and successors thereto, and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the Company or any of the foregoing related entities (although any such severance benefits reduce the severance payable under this
Plan). Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company or any of the foregoing related entities shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.

          9. Joint and Several Liability. Each entity included in the definition of "Employer" and any successors or assigns shall be jointly and severally liable with the Company under this Plan.

          10. Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof. For purposes of jurisdiction and venue, the Company and each Employer hereby consent to jurisdiction and venue in any action, suit or proceeding in any court of competent jurisdiction in any state in which the Participant resides at the commencement of such action, suit or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

          11. Successors and Assigns. This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place. The term "Company" as used herein shall include such successors and assigns. The terms "successors and assigns" as used herein shall mean a corporation or other entity acquiring all of the stock or all or substantially all the assets and business of the Company whether by operation of law or otherwise and shall include but not be limited to Global Crossing Ltd. and the surviving corporation in existence upon completion of the merger contemplated in the Merger Agreement, or any other firm with whom the Company merges or is merged into or is acquired, as well as all successors and assigns by merger or otherwise to Global Crossing Ltd. or any other acquirer of the Company.

          12. Severability. The provisions of this Plan shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

          13. Claims for Benefits. All claims for benefits under this Plan must be submitted to the Employees' Benefit Committee within 60 days following termination of employment. In the event a claim for benefits is denied, the Employees' Benefit Committee will provide the employee with a written notice stating the specific reason or reasons for denial, including specific provisions of the Plan relied upon. The notice will also explain what is necessary to perfect the claim, if possible, and inform the employee that the denial may be appealed. Such denial may be appealed by written request to the Employees' Benefit Committee within a reasonable time. Within 60 days of receiving a request for review of a denied claim, the Employees' Benefit Committee shall provide a written decision to the employee.

          14. Plan Administration. The Plan is administered by the Employees' Benefit Committee, which shall have the sole discretion to determine eligibility for benefits and to interpret the Plan and shall possess all powers necessary to administer the Plan. The Employees' Benefit Committee may designate in writing one or more of the Employer's employees or one or more other persons to carry out its duties under this Plan. The Employees' Benefit Committee is the Named Fiduciary and Plan Administrator as these terms are used in the Employee Retirement Income Security Act of 1974 ("ERISA").

          15.  Miscellaneous Information.

          Plan Sponsor:  Frontier Corporation
                         180 South Clinton Avenue
                         Rochester, New York 14646

          Sponsor's Employer Identification Number:  16-0613330

          Plan Administrator and Agent for Service of
          Legal Process:

                         Employees' Benefit Committee
                         Frontier Corporation
                         180 South Clinton Avenue
                         Rochester, NY 14646
                         (716) 777-7133

          Plan Number:   502

          16. Statement of Participant Rights. As a Participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). These rights and protections have been summarized in government regulations which require that we inform you of them in the following statement:

          ERISA provides that all plan participants shall be entitled to:

          Examine, without charge, at the plan administrator's office and at other specified locations, such as worksites, all plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

          Obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.

          Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

          In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part you must receive a written explanation of the reason for the denial.

          You have the right to have the plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are unsuccessful the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your plan, you should contact the plan administrator. If you have any questions under this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

          Although this government statement emphasizes your right to bring a lawsuit in federal court or to seek Labor Department assistance, most disputes can probably be resolved short of such actions. The Employees' Benefit Committee may be able to help you without need to resort to government assistance.


Dated: May 14, 1999           FRONTIER CORPORATION



                                   /s/ Martin T. McCue
                              By: _______________________
                                   Martin T. McCue
                                   Senior Vice President and
                                   General Counsel